Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300 | San Diego, CA 92130-4088 | tel 619.234.5000 | fax 858.509.4010

April 20, 2018

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Re:	Post-Effective Amendment No. 2 on Form S-3 to

Form S-4 Registration Statement (File No. 333-220447)

Ladies and Gentlemen:

We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 2 on Form S-3 to Form S-4 Registration Statement (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 1,479,188 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, to be issued upon the exercise of outstanding and unexercised Series F warrants (the “Warrants”) assumed by the Company in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of July 31, 2017, by and among the Company, CombiMatrix Corporation and Coronado Merger Sub, Inc.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants, would be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP